Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE
Northrim BanCorp, Inc. Appoints Marilyn F. Romano to its Board of Directors

ANCHORAGE, Alaska - January 30, 2023 - Northrim BanCorp, Inc. (NASDAQ:NRIM) announced that Marilyn F. Romano has been appointed to the Board of Directors.

“We are pleased to have Marilyn join our Board,” said Joe Schierhorn, President and CEO. “Marilyn’s expertise spans a wide range of areas including strategic external relations, corporate giving, sales and marketing, communications and government affairs. Her knowledge and experience will be a notable addition to our Board of Directors.”

Romano is currently the Regional Vice President in Alaska for Alaska Airlines, where she maintains close relations with the over 1,900 employees in the state and the communities served by the airline. Prior to joining Alaska Airlines in 2011, Romano led the Fairbanks Daily News-Miner as Vice President/Publisher.

Romano has been involved with many organizations throughout Alaska, and currently serves as a board member on the Rasmuson Foundation, the Governor’s Aviation Advisory Board, the Waterfall Foundation, and the Alaska Airlines Foundation. In 2020, Romano was recognized as a Woman of Achievement by the Alaska YWCA. She has also been inducted into the ATHENA Society, honoring female leaders, awarded the Golden Heart Award from the University of Fairbanks and received a Top Forty Under 40 award.

Romano received an Executive MBA from the University of Washington, Michael G. Foster School of Business.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 18 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, Sitka, and Nome, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Note Transmitted on GlobeNewswire on January 30, 2023, at 12:15 pm Alaska Standard Time.